UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 7, 2012

Citi Trends, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-51315	52-2150697
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

104 Coleman Boulevard, Savannah, Georgia	31408
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (912) 236-1561

Former name or former address, if changed since last report: Not applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2 below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre- commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 7, 2012, Citi Trends, Inc. (the “Company”) entered into a Severance Agreement (the “Severance Agreement”) with R. Edward Anderson, the Company’s Chairman and Chief Executive Officer.  The Severance Agreement provides that if the Company terminates Mr. Anderson’s employment without Cause (as defined in the Severance Agreement) or if Mr. Anderson terminates his own employment within six months of a Change in Control (as defined in the Severance Agreement), provided that within such period Mr. Anderson’s job duties have been materially diminished or compensation has been materially decreased, the Company will provide Mr. Anderson with separation payments of 12 months base salary.

On February 7, 2012, the Company also entered into an Employment Non-Compete, Non-Solicit and Confidentiality Agreement (the “Non-Compete”) with Mr. Anderson.  The Non-Compete provides that upon a separation from the Company, Mr. Anderson will not disclose confidential information relating to the Company, will not compete with the Company or render similar services to a competitor of the Company for a period of one year, will not solicit any vendor or supplier of merchandise to the Company on behalf of a competitor for a period of 18 months and will not recruit Company personnel for a period of two years.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Severance Agreement between the Company and R. Edward Anderson dated February 7, 2012

10.2	Employment Non-Compete, Non-Solicit and Confidentiality Agreement between the Company and R. Edward Anderson dated February 7, 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CITI TRENDS, INC.

Date: February 10, 2012
	By:	/s/ Bruce D. Smith
	Name:	Bruce D. Smith
	Title:	Chief Financial Officer

Exhibit Index

Exhibit No.	Description

10.1	Severance Agreement between the Company and R. Edward Anderson dated February 7, 2012

10.2	Employment Non-Compete, Non-Solicit and Confidentiality Agreement between the Company and R. Edward Anderson dated February 7, 2012